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                     February 5, 2024

       Bruce Costerd
       Chief Executive Officer
       Wolverine Resources Corp.
       #55-11020-Williams Road
       Richmond, British Columbia, Canada

                                                        Re: Wolverine Resources
Corp.
                                                            Form 10-K for the
Fiscal Year Ended May 31, 2023
                                                            Filed September 25,
2023
                                                            File No. 000-53767

       Dear Bruce Costerd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation